UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A/A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant X Filed by a party other than the Registrant

Check the appropriate box:
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  Definitive Additional Materials
  Soliciting Material Pursuant to §240.14a-12

U.S. Energy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. ENERGY CORP.
Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming 82501
-------------------------
Notice of Annual Meeting of Shareholders
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We are pleased to give you notice of our Annual Meeting of Shareholders:

Date: Friday, June 22, 2007

Time: 10:00 AM MDT

Place: 877 North 8th West, Riverton, Wyoming 82501

Purpose:                     - 1.  Elect four directors to serve until the third succeeding annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified;

-	2. Extend the term of the 2001 Stock Compensation Plan and increase the shares issuable under the Plan;

-	3. Amend the 2001 Incentive Stock Option Plan to increase the number of shares issuable on exercise of options, from the current 20% of outstanding shares, up to 25% of outstanding shares;

- 4. Approve a proposed amendment to the 1990s “Forfeitable Stock Compensation Plan” to allow release of the forfeitable shares to employees and directors prior to termination of service, payment by the company of the income taxes which would be owed by the recipients, and reimbursement of taxes already paid by a retired officer and by the estate of a former officer and director.

- 5. Approve a proposed amendment to the 1998 Incentive Stock Option Plan (which is to expire September 2008) to allow the company to pay the income taxes which would be owed by the officers and directors in service, and by a retired officer and by the estate of a former officer and director, if such persons exercise the non-qualified stock options now outstanding under the 1998 ISOP before expiration of that plan.

- 6. Ratify appointment of the independent auditor; and

- 7. Transact any other business that may properly come before the meeting.

Record Date: April 23, 2007. The stock transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. We appreciate your cooperation.

By Order of the Board of Directors

Dated: May 11, 2007                            Steven R. Youngbauer, Secretary

Information About Attending the Annual Meeting

Only shareholders of record on April 23, 2007 may vote at the meeting. Only shareholders of record, and beneficial owners on the record date, may attend the meeting. If you plan to attend the meeting, please bring personal identification and proof of ownership if your shares are held in "street name" (i.e., your shares are held of record by brokers, banks or other institutions). Proof of ownership means a letter or statement from your broker showing your ownership of shares on the record date.

A list of shareholders entitled to vote at the meeting will be available for inspection by any record shareholder at the Company's principal executive offices in Riverton, Wyoming. The inspection period begins two days after the date this Notice is mailed and ends at the conclusion of the meeting.

U.S. ENERGY CORP.

Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming 82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
ON FRIDAY, JUNE 22, 2007

The Annual Report to Shareholders for the fiscal year ended December 31, 2006 is mailed to shareholders together with these proxy materials on or about May 14, 2007. The proxy materials consist of this proxy statement and notice of annual meeting, the Annual Report, the Audit Committee Certification, the Audit Committee Charter, and the Nominating Committee Charter.

This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of U.S. Energy Corp. (“U.S. Energy” or “the Company”) for the annual meeting of shareholders (the "meeting") to be held on Friday, June 22, 2007 and at any adjournments of the meeting.

Who Can Vote

If you held any shares of common stock on the record date (April 23, 2007), then you will be entitled to vote at the meeting. If you held stock in your own name, you may vote directly. If you own stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials.

Common Stock Outstanding on the Record Date: 20,213,547 Shares

Quorum and Voting Rights

A quorum for the meeting will exist if a majority of the voting power of the shareholders is present at the meeting, in person or represented by properly executed proxy delivered to us prior to the meeting. Shares of common stock present at the meeting that abstain from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum. A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

You are entitled to one vote for each share of U.S. Energy Corp. common stock you hold, except that in the election of directors you may cumulate your votes. Cumulative voting generally allows each holder of shares of common stock to multiply the number of shares owned by the number of directors being elected, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses. Nominees in number equal to the seats to be filled, who receive a plurality of votes cast, are elected. If you abstain from voting, your shares will not be counted for or against any director.

Each of the other proposals, and any other matter which properly comes before the meeting, will be approved if the number of votes cast in favor exceeds the number of votes opposed.

Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters which properly may come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

How Your Proxy Will Be Voted; Recommendation of the Board

The Board of Directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

The Board of Directors recommends you vote in favor of the nominees for directors, in favor of the extension of the 2001 Stock Compensation Plan and in favor of ratifying management's re-appointment of the audit firm.

Granting Your Proxy

If you sign properly and return the enclosed form of proxy, your shares will be voted as you specify. If you make no specifications, your proxy will be voted in favor of all proposals.

We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. However, as permitted by SEC rule 14a-4(c), the enclosed proxy will confer discretionary authority with respect to any other matter that may properly come before the meeting, including any matter of which we did not have notice at least 45 days before the date of mailing proxy materials for last year's meeting. The persons named as proxies intend to vote in accordance with their judgment on any matters that may properly come before the meeting.

Revoking Your Proxy

If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted. You also may attend the meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have not hired a solicitation firm for the meeting. Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

Requirement and Deadlines for Shareholders to Submit Proxy Proposals

Generally, we hold the annual meeting on a Friday in June. Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our Annual Meeting of Shareholders to be held in June 2007, the proposal must be received by us in writing at least 150 calendar days in advance of the meeting date, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501; Attention: Steven R. Youngbauer, Secretary.

Corporate Governance, Audit Committee, Compensation Committee and Nominating Committee

Meetings of the Board. The Board of Directors, which held 12 formal meetings in 2006, has primary responsibility for directing management of the business. The board currently consists of seven members. All members attended all meetings, except John L. Larsen who missed two regular meetings prior to his death on September 4, 2006, Harold F. Herron, Keith G. Larsen and Michael T. Anderson who each missed one meeting and Mark J. Larsen who attended both meetings convened following his appointment to the board. The board conferred informally on several other occasions during the year. From time to time the directors also approve various matters by consent minutes without conducting formal meetings; there were no such proceedings in 2006.

Attendance by Directors at Annual Meetings. Although most of the directors attend annual meetings of shareholders, we do not require such attendance. All of the directors attended the 2006 annual meeting of shareholders either in person or on the telephone, and the regular meeting of the Board of Directors following the 2006 annual meeting of shareholders.

Communications from Security Holders to the Board of Directors. Security holders may send communications to the Board of Directors, by addressing their communications to Keith G. Larsen, Chief Executive Officer and Chairman of the Board of Directors, or Mark J. Larsen, President, at 877 N. 8th W., Riverton, Wyoming 82501. The independent directors have established a process for collecting and organizing communications from security holders. Pursuant to this process, Keith and Mark Larsen will determine which of the communications address matters of substance and which should be considered by all directors, and will send those communications to all the directors for their consideration.

Audit Committee. To provide effective direction and review of fiscal matters, the board has established an Audit Committee. The Audit Committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems. The Audit Committee also recommends selection of auditing and internal audit firms and exercises general oversight of the activities of our independent auditors, principal financial and accounting officers and employees and related matters. The members of the Audit Committee are Allen S. Winters , H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein, all of whom are independent directors under criteria established by rule 4200(a)(15) adopted by the National Association of Securities Dealers, Inc. ("NASD"). Don C. Anderson served on the committee until his retirement as a director in early 2007. The Audit Committee met five times during 2006. Michael Feinstein and Don Anderson each missed one of these meetings. All other members attended all meetings.

The Board of Directors has determined that Michael T. Anderson and Michael Feinstein both are Audit Committee financial experts as defined in rule 401(h) of the SEC's regulation S-K and Mr. Feinstein serves as the Chairman of the Audit Committee.

The Audit Committee has reviewed our financial statements for the twelve months ended December 31, 2006 and discussed them with management. The committee also discussed with the independent audit firm the various matters required to be discussed in SAS 63 (Codification of Statements on Auditing Standards, AU 380). Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the twelve months ended December 31, 2006.

The Audit Committee has adopted a written charter, a copy of which is included with these proxy materials. A copy will be next included with proxy materials for the 2009 Annual Meeting.

Compensation Committee. The Company has a Compensation Committee, whose members are Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein. These men are independent under criteria established by the NASD. Mr. Fraser serves as the Chairman of the Compensation Committee. This committee met formally on three occasions in 2006, and discussed compensation matters informally several times throughout the fiscal year. All Compensation Committee members attended all meetings of their committee during 2006 either in person or by phone. Mr. Winters replaced Don C. Anderson, who retired as a director in early 2007.

The Compensation Committee reviews and recommends to the Board of Directors compensation packages for the officers of U.S. Energy Corp. and subsidiaries (but not Crested Corp. (“Crested”) which has its own Compensation Committee). Please see the Compensation Discussion and Analysis under “Executive Compensation” below.

Executive Committee. The Executive Committee members are Keith G. Larsen, Harold F. Herron and H. Russell Fraser. This committee helps implement the Board of Directors' overall directives as necessary. This committee usually does not conduct formal meetings.

Nominating Committee and Nominating Process. When needed as determined by the Board of Directors, the Nominating Committee considers and recommends to the Board of Directors individuals who may be suitable to be nominated to serve as directors. Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein are the Nominating Committee members; they are independent under criteria established by the NASD. Don C. Anderson served on this committee until his retirement in January 2007. Mr. Fraser serves as Chairman of the Nominating Committee.

The Nominating Committee has adopted a written charter regarding the Company's director and officer nomination process. A copy of the charter is included with this proxy statement. A copy will be next included with proxy materials for the 2010 Annual Meeting. This charter is not available on the Company's website, but copies are available on request (without charge) addressed to Steven R. Youngbauer, Secretary, U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501. The Nominating Committee approves all nominations to serve on the Board of Directors as well as Officers.

Pursuant to its charter, the Nominating Committee has adopted a policy for consideration of any director candidates recommended by security holders, and may (or may not) recommend to the Board of Directors that candidate(s) be put on an Annual Meeting election slate and identified in the Company's proxy statement, if:

•
At least 150 calendar days before the meeting date, the security holder requests in writing that the Nominating Committee consider an individual for inclusion as a director nominee in the next proxy statement for an Annual Meeting. The security holder must identify the individual and provide background information about the individual sufficient for the committee to evaluate the suggested nominee's credentials. Such requests should be addressed to Keith G. Larsen, Chief Executive Officer and Chairman of the Board of Directors who will forward the requests to the Nominating Committee.

•
The candidate meets certain specific minimum qualifications: Substantial experience in top or mid-level management (or serving as a director) of public mineral exploration companies, with particular emphasis on understanding and evaluating mineral properties for either financing, exploration and development, or joint venturing with industry partners; contacts with mining or oil and gas industry companies to develop strategic partnerships or investments with the Company; and the ability to understand and analyze complex financial statements. A security holder-recommended candidate also will have to possess a good business and personal background, which the Nominating Committee will independently verify. These same categories of qualifications will be used by the Nominating Committee in considering any nominee candidate, whether recommended by a security holder, an officer, or another director.

•
Although all security holder-recommended candidates, and all candidates recommended by another director or by an officer, will be evaluated by the Nominating Committee in good faith, the full Board of Directors, by majority vote, will make the final decision whether to include an individual on an Annual Meeting election slate and identified in the proxy statement for that Annual Meeting.

•	For the 2007 Annual Meeting, or for the following Annual Meeting, the Nominating Committee has not received a request from any security holder for consideration of a nominee candidate.

Management Cost Apportionment Committee. This committee was established by U.S. Energy and Crested in 1982 to review the apportionment of costs between U.S. Energy and Crested. Michael H. Feinstein as Chairman of the Audit Committee, Keith G. Larsen and Robert Scott Lorimer, CFO, are members.

Principal Holders of Voting Securities and Ownership by Officers and Directors

The following are record holders as of April 10, 2007 who owned more than five percent of the outstanding common stock, as well as the stock beneficially held by each director and nominee, and each officer, and by all officers and directors as a group. This information is based on SEC reports or as otherwise known to us. Beneficial ownership includes the shares underlying presently exercisable options.

Except as noted, each holder exercises sole voting and dispositive powers over the shares listed opposite the holder's name, excluding shares subject to forfeiture and those held in ESOP accounts established for the holder's benefit. Dispositive powers over the forfeitable shares held by employees who are not officers, and by non-employee directors ("Forfeitable Shares") are shared by the Board of Directors. Voting and dispositive powers over Forfeitable Shares held by the executive officers ("Officers' Forfeitable Shares") are shared by the non-employee directors (Messrs. Anderson, Feinstein, Winters and Fraser).

The ESOP Trustees, Keith G. Larsen and Harold F. Herron, exercise voting powers over non-allocated ESOP shares and dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers over certain shares are shared by one or more of the listed holders; those shares are reported for each holder having a shared interest.

		Amount and Nature of Beneficial Ownership				Total
Name and Address		Voting Rights		Dispositive Rights		Beneficial	Percent
of Benificial Owner		Sole	Shared	Sole	Shared	Ownership	of Class (1)

Keith G. Larsen	*(2)	865,032	463,867	804,991	830,777	1,681,949	8.1%
4045 Valley Green Circle
Riverton, WY 82501

Harold F. Herron	*(3)	502,643	460,867	467,919	830,777	1,350,190	6.6%
877 North 8th West
Riverton, WY 82501

Michael H. Feinstein	*(4)	27,214	420,720	27,214	443,400	470,614	2.3%
5309 East Paradise Lane
Scottsdale, AZ 85254

H. Russell Fraser	*(5)	148,969	422,020	148,969	444,700	593,669	2.9%
3453 Southfork Road
Cody, WY 82414

Mike Anderson	*(6)	79,143	420,720	79,143	443,400	522,543	2.6%
933 Main Street
Lander, WY 82520

Allen S. Winters	*(7)	-	420,720	-	443,400	443,400	2.2%
15 Glacier Street
Story, WY 82842

Robert Scott Lorimer	**(8)	670,561	300,556	602,396	300,556	1,046,237	5.1%
11 Korell Court
Riverton, WY 82501

Mark J. Larsen	*(9)	586,668	4,600	540,208	-	586,668	2.8%
513 Westchester Circle
Riverton, WY 82501

Steven R. Youngbauer	**(10)	132,763	-	125,000	-	132,763	0.7%
25 Buckhorn Flats Road
Riverton, WY 82501

All officers and directors
as a group (nine persons)	(11)	3,012,993	894,987	2,795,840	1,252,797	4,265,790	19.0%

* Director
** Officer only

(1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

(2) Mr. Keith Larsen exercises sole voting rights over 165,133 directly held shares, 7,500 shares as custodian over shares held for his minor children under the Wyoming Uniform Transfers to Minors Act (the "Custodial Shares"), 60,041 shares held in an ESOP account established for his benefit, 632,358 shares underlying options. He exercises shared voting rights over 7,500 shares held directly by his minor children and shares held by corporations of which Mr. Larsen is a director consisting of 125,556 shares held by Plateau, and 175,000 shares held by Sutter and 155,811 unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustee, Mr. Hal Herron. Mr. Larsen shares the voting rights over such shares with the other directors of those corporations. Mr. Keith Larsen exercises sole dispositive rights over 165,133 directly held shares, 7,500 Custodial shares, and 632,358 shares underlying options. He exercises shared dispositive rights over 22,680 Forfeitable Shares, 125,556 shares held by Plateau and 175,000 shares held by SGMI and 507,541 over allocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustee. The shares listed under "Total Beneficial Ownership" also include 8,820 Officers' Forfeitable Shares.

(3) Mr. Herron exercises sole voting powers over 103,415 directly owned shares, 11,000 shares held in an IRA established for his benefit, 4,500 Custodial Shares, 349,004 shares underlying options, and 34,724 shares held in the ESOP account established for his benefit. Shared voting powers are exercised over 4,500 Custodial shares, 155,811 shares held by the ESOP which have not been allocated to accounts established for specific beneficiaries, 125,556 shares held by Plateau, and 175,000 shares held by Sutter. Sole dispositive powers are exercised over 103,415 directly held shares, 11,000 shares held in his IRA, 4,500 Custodial Shares and 349,004 shares underlying options. Mr. Herron exercises shared dispositive rights over 507,541 shares held by the ESOP, 125,556 shares held by Plateau and 175,000 shares held by SGMI, and 22,680 Forfeitable Shares. Mr. Herron exercises shared dispositive and voting powers over the shares held by Sutter and Plateau as a director of those companies with the other directors of those companies and over the ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustee, Keith Larsen. The shares listed under "Total Beneficial Ownership" also include 39,450 Officers' Forfeitable Shares.

(4) Mr. Feinstein exercises sole voting rights over 2,214 directly held shares and 25,000 shares underlying options. He exercises shared voting powers over 420,720 Officers’ Forfeitable Shares. Mr. Feinstein exercises sole dispositive rights over 2,214 directly held shares and 25,000 shares underlying options. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers’ Forfeitable Shares.

(5) Mr. Fraser exercises sole voting rights over 16,469 directly held shares, 4,000 shares held in an IRA for his benefit, 1,000 shares held in a street name account for his benefit and 127,500 shares underlying options. He exercises shared voting rights over 1,300 shares held directly by his wife and 420,720 Officers' Forfeitable Shares. Mr. Fraser exercises sole dispositive rights over 16,469 directly held shares, 4,000 IRA shares, 1,000 held in a street name account for his benefit and 127,500 shares underlying his options. He exercises shared dispositive powers over 1,300 of his wife's shares, 22,680 Forfeitable Shares, and 420,720 Officers' Forfeitable Shares.

(6) Mr. Mike Anderson exercises sole voting rights over 4,413 directly owned shares and 75,000 shares underlying his options. He exercises shared voting powers over 420,720 Officers' Forfeitable Shares. He exercises sole dispositive rights over 4,413 directly owned shares and 75,000 shares underlying his options. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers' Forfeitable Shares.

(7) Mr. Winters exercises shared voting powers over 420,720 Officers’ Forfeitable Shares. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers’ Forfeitable Shares.

(8) Mr. Lorimer exercises sole voting rights over 170,039 directly held shares, 68,165 shares held in the ESOP account established for his benefit, and 432,357 shares underlying options. He exercises shared voting over 125,556 shares held by Plateau, and 175,000 shares held by SGMI. He exercises sole dispositive rights over 170,039 directly held shares, and 432,357 shares underlying options. Mr. Lorimer exercises shared dispositive rights over 125,556 shares held by Plateau and 175,000 shares held by SGMI. The shares listed under "Total Beneficial Ownership" also include 75,120 Officers' Forfeitable Shares.

(9) Mr. Mark Larsen exercises sole voting rights over 44,578 shares held directly, 4,600 Custodial Shares, 46,460 shares held in the ESOP account established for his benefit, and 491,030 shares underlying options. He exercises shared voting rights over 4,600 Custodial shares. Mr. Larsen exercises sole dispositive rights over 44,578 shares held directly, 4,600 Custodial shares, and 491,030 shares underlying his options.

(10) Mr. Youngbauer exercises sole voting rights over 50,000 shares held directly, 7,763 shares held in the ESOP account established for his benefit and 75,000 shares underlying options. He exercises sole dispositive rights over the 50,000 shares directly held and 75,000 shares underlying his option.

(11) The group exercises sole voting rights over 555,991 directly held shares, 1,000 shares held in joint tenancy, 15,000 shares held in IRAs, 16,600 Custodial Shares, 217,153 ESOP shares and 2,207,249 shares underlying options. Shared voting rights are exercised over 1,300 shares held in IRA accounts for spouses, 16,600 shares held by minor children, 420,720 Officers' Forfeitable Shares, 155,811 shares held in the ESOP which are not allocated to plan participants, 125,556 shares held by Plateau and 175,000 shares held by SGMI.

The sole dispositive shares consist of 555,991 directly held shares, 1,000 shares held in joint tenancy, 15,000 shares held in IRAs, 16,600 Custodial Shares, and 2,207,249 shares underlying options. The group exercises shared dispositive rights over 1,300 shares held in IRA accounts for spouses, 507,541 shares held in the ESOP, 125,556 shares held by Plateau, 175,000 shares held by SGMI, 22,680 Forfeitable Shares, and 420,720 Officers' Forfeitable Shares.

Proposal One: Election of Directors

Directors

The directors are divided into three classes, each consisting of two persons so far as practicable, to be elected until the third succeeding annual meeting and until their successors have been duly elected or appointed and qualified or until death, resignation or removal. Two of the nominees for election are incumbent directors Michael Anderson and Harold Herron, standing for re-election. Mark Larsen and Allen Winters also are incumbents, but were appointed directors by the board in 2007, so they are now standing for election by the shareholders.

Current directors are:

	Other		Meeting at
Name, age and	positions with	Director	which term
designation	with the Company	Since	will expire

Keith G. Larsen (48)	CEO and Chairman	1997	2009
			Annual Meeting

Harold F. Herron (54)	Senior Vice President	1989	2007
			Annual Meeting

Mark J. Larsen (44)	President and COO	2006	2007
			Annual Meeting

Allen S. Winters (66)		2007	2007
			Annual Meeting

Michael H. Feinstein (71)		2004	2008
			Annual Meeting

H. Russell Fraser (65)		1996	2008
			Annual Meeting

Mike Anderson (55)		2003	2007
			Annual Meeting

Executive officers are elected by the Board of Directors at the annual directors' meeting, which follows each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal. If elected, Mr. Herron and Mr. Mike Anderson’s term as directors will expire at the 2010 annual meeting. Mr. Mark Larsen was appointed to serve on the Board upon the death of Mr. John L. Larsen and if elected will serve until the 2010 annual meeting. Mr. Al Winters was appointed to serve on the Board of Directors following the resignation of Mr. Don Anderson on January 8, 2007. If elected, Mr. Winters will serve until the 2009 annual meeting.

Family Relationships.

Keith G. Larsen, a director, CEO and Chairman, and Mark J. Larsen, a director, President, and COO are brothers.

Business Experience and Other Directorships of Directors and Officers.

Keith G. Larsen, age 48, has been principally employed by U.S. Energy Corp. for more than the past five years. He has been a director since November 25, 1997, and was its President and Chief Operating Officer from that date until August 23, 2005, when he became Chairman of the Board and Chief Executive Officer. Mr. Larsen also is a Co-Chairman and director of Crested, and an officer and/or director of other U.S. Energy subsidiaries.

Mark J. Larsen, age 44, became President and Chief Operating Officer of U.S. Energy Corp. on August 23, 2005. Mr. Larsen also is an officer and/or director of other U.S. Energy subsidiaries, but not of Crested. Mr. Larsen graduated from the University of Wyoming with a B.S. Degree in Business Management.

Harold F. Herron, age 54, is Senior Vice President. Mr. Herron is Co-Chairman, President and a director of Crested Corp, and a director of Plateau Resources Limited, Inc., Chief Executive Officer, President and a director of Sutter Gold Mining Inc., and is also an officer and/or director of other U.S. Energy subsidiaries. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha.

Steven R. Youngbauer, age 56, was appointed General Counsel and Secretary in January 2007. Mr. Youngbauer served as Assistant Secretary and Associate General Counsel to U.S. Energy and Crested since February 2004. Mr. Youngbauer has over 24 years experience in the legal profession and 30 years in the mining industry. Mr. Youngbauer has served in various capacities including President, Vice President and General Counsel to oil and gas production companies and Amax Coal West, Inc. Mr. Youngbauer received a Juris Doctorate Degree from the University of Wyoming Law School in 1982 and also served as a Wyoming State Senator, Chairman of the Wyoming Environmental Quality Council and on the Board of Directors of the Wyoming Mining Association. He serves at the will of the Board of Directors. There are no understandings between Mr. Youngbauer and any other person, pursuant to which he was named as an officer, and he has no family relationship with any of the other executive officers or directors of U.S. Energy or Crested.

Robert Scott Lorimer, age 56, has been Chief Accounting Officer, Chief Financial Officer, Vice President of Finance and Treasurer for both U.S. Energy and Crested for more than the past five years. Mr. Lorimer also has been their Vice President Finance since April 1998, and became a director of Crested Corp. in 2007. Mr. Lorimer has over 30 years experience in the minerals industry. Prior to joining U.S. Energy in 1980, Mr. Lorimer served as Controller for the Gas Hills uranium operations for TVA. Mr. Lorimer received a B.S. in Finance, Accounting, Economics and German from Brigham Young University and worked toward a Masters in Accountancy at the University of Nebraska. He serves at the will of the Board of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named as an officer, and he has no family relationship with any of the other executive officers or directors of U.S. Energy or Crested.

Allen S. Winters, age 66, became a director on January 23, 2007. Mr. Winters has over 40 years of experience in mining industry including Vice President and General Manager with Homestake Mining Company.  Mr. Winters has a B.S. in Mining Engineering and a M.S. in Geological Engineering.

Michael H. Feinstein, age 71, has been director since September 2004. Mr. Feinstein is a graduate of Wharton School, University of Pennsylvania. He became a CPA in the state of Colorado in 1960. Mr. Feinstein is currently a financial and business consultant and the Director of Taxation for a CPA firm in Scottsdale, AZ, which provides accounting and tax services to small businesses. He has over 40 years of accounting, auditing, and business experience including a partner for Deloitte & Touche and its predecessors. He has served as a director, CFO and CEO of numerous public and private companies.

H. Russell Fraser, age 65, has been a director since 1996. He is past president and director of American Capital, Inc., the first "A" rated financial guarantee company in New York, New York. Mr. Fraser was chairman of the board and chief executive officer of Fitch Investors Services, L.P. Fitch Investors Services, L.P. New York, New York, is a nationwide stock and bond rating and information distribution company. From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States.

Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at PaineWebber, Inc. While a member of the Board of Directors at PaineWebber, Mr. Fraser participated in both the corporate and public finance departments and headed PaineWebber's trading and sales for all corporate bond products. Previously, he managed corporate ratings at Standard & Poor's, supervising research analysis of corporate bonds, preferred stock, and commercial paper. Mr. Fraser holds a B.S. in finance and economics from the University of Arizona. He is a member of the Municipal Analysts Group of New York and founder of the Fixed Income Analysts Society.

In August 2004, Mr. Fraser and his wife, and two family companies, filed petitions for reorganization under Chapter 11 of the Bankruptcy Code, due to the impact of health problems in 2004.

Michael Thomas Anderson, age 55, has been a director since 2003. Mr. Anderson has run his own accounting and consulting practice since 1993. Prior to that, he was chief financial officer for an operating unit of a Fortune 500 company for eight years. From 1977 to 1985, Mr. Anderson worked in public accounting. He is a member of the AICPA and The Wyoming Society of CPAs. Mr. Anderson holds a B.S. degree in accounting from Brigham Young University.

Filing of Reports Under Section 16(a)

We have reviewed reports on Forms 3, 4 and 5 of ownership of common stock in the Company which have been filed with the SEC in 2006 under section 16(a) of the Exchange Act, and written representations from the filing persons. Based solely upon review of the reports and representations, two officers reported transactions late: John L. Larsen (2), Mr. Larsen passed on September 4, 2006 and Daniel P. Svilar (1), Mr. Svilar retired in January 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation discussion and analysis is intended to illustrate the aspects of executive compensation and the different types of compensation utilized by U.S. Energy to attract and retain executives, incentive performance along various measures, and to adequately compensate key employees for their significant contributions to the ongoing success of the Company. Initially, an explanation of the current business environment is provided which is followed by an overview of the general philosophy with regard to executive compensation. Following that discussion, we provide a review of the Compensation Committee and their roles and objectives followed by a discussion of each of the types of compensation employed and their intent. Next, included are tables illustrating the actual compensation transactions during the most recent fiscal year with each table being followed by a narrative explanation of the information presented. Finally, we provide a brief discussion of future compensation issues and potential considerations to be reviewed by the Compensation Committee.

Business Environment

Understanding, that U.S. Energy is not an operator under the typical definition for the mineral extraction industries, helps to understand some of the approaches the Company takes in regard to structuring compensation for its key employees. For more than 40 years, the Company’s business model has been the acquisition, development and sale (or joint venturing) of mineral properties. Our business typically has generated transaction-based revenues instead of recurring operating revenues (with the exception of the coal bed methane sector, which was sold in mid-2005). Transaction-based business requires long lead times to acquire and explore properties, and perform development work, while monitoring commodity price trends, before the properties can be sold or joint ventured. Our compensation policies to date have been tailored to fit this business strategy. For each deal, different individuals in the Company are involved to varying degrees with critical functions such that the Compensation Committee and Board have opted to align its compensation philosophy and application with the nature of the Company’s ongoing success in its business strategy.

In addition, U.S. Energy is headquartered in Riverton, Wyoming, which is considered a very rural area and the attraction of talent can be difficult. In addition, the nature of the complexity of operations and business strategies is such that it would be extremely difficult to hire certain key roles from outside the Company and have them be able to quickly adapt and provide value in driving the business. All of these factors have been taken into account to develop the overall compensation philosophy.

Compensation Philosophy

Considering the Company’s business environment, the nature of operations, and in an attempt to keep total compensation competitive and reduce turnover, as well as protect against takeover or a hostile suitor, U.S. Energy employs a combination of short term and long term compensation types in order to reduce short term cash flow burden, increase performance, retain personnel, and protect against hostile takeover. This philosophy focuses on multiple measuring points including current success and the future potential of success, blended with components of loyalty to the firm (i.e. years of service and dedication to project and deadline completion) and expertise in individual roles to arrive at what we feel are competitive severance and compensation packages. They are designed to retain key personnel, achieve short term and long term performance both financially and stock appreciation, as well as to build in natural succession and protections. Due to the nature of the business strategy and the uncertainty associated with specific projects, the philosophy is to focus compensation decisions on a project by project basis as well as the firm’s financial position while maintaining underlying base compensation. Decisions for compensation above base wages are primarily based on realization of successful transactions rather than preset bonus and award structures.

Compensation Objectives and Compensation Committee Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for evaluating and recommending, after deliberation, to the full board the compensation program for executives. Compensation Committee members are Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein, who are independent under criteria established by the NASD. Mr. Winters was appointed in January 2007, to replace Don C. Anderson who retired on January 8, 2007. The Compensation Committee acts pursuant to a charter that has been approved by the board. The primary goal of the Compensation Committee is to attract, retain, motivate and reward talented executives and employees. The Compensation Committee meets regularly and receives input from Company executives but all compensation decisions are made independent of the firm. All base salaries equal to or in excess of $100,000 per year are reviewed and approved by the Compensation Committee on a case by case basis. Once a compensation decision has been reached, this is communicated to the full Board of Directors who then votes to approve or disapprove the Compensation Committee’s recommendations and then authorizes the Company’s executives to carry out the decision made. Any changes to compensation for executives must be approved by the Compensation Committee.

Objectives of the Compensation Program

Our compensation plans focus on two principles and allocate a substantial portion of overall compensation to attaining operational and financial goals, such as assembling and developing attractive property packages at reasonable cost, then selling or joint venturing the properties.

The principles are

➢
A substantial portion of compensation should be performance based. This is accomplished through periodic cash bonuses, and seeks to obtain continued exemplary service from the executives through salary, and their equity participation.

and

➢
A substantial part of compensation should be delivered through equity awards (stock and options). Equity awards are designed to allow the executives to build personal and shareholder wealth. Their personal equity benefit is the same as the other shareholders. We do not pay stock appreciation rights.

Individual executive performance is evaluated to arrive at compensation levels which the Compensation Committee and board believe, based on their general business / industry knowledge and experience are generally comparable to those paid to executives in other companies of similar size, and type of operations, in the minerals industry. However, neither the Compensation Committee nor the board engages in “benchmarking” of total compensation (or any particular element of compensation) paid to the executives as compared to compensation paid at other companies.

Executive compensation consists of base salary, discretionary bonus, and long-term equity incentives (options and stock awards). The Compensation Committee does not set upper or lower limits on the total amount of compensation (all three categories taken together) paid to any executive in a year. Executives also participate in two broad-based plans for all employees (ESOP and 401(k)). The Compensation Committee does not take into account compensation paid in prior years, except on occasion (for example the September 2006 Company-wide bonus discussed in detail below) as part of the process of allocating bonus amounts among all employees based on total compensation. Generally, except for Company-wide bonuses, decisions surrounding amounts paid to any one executive in salary, bonuses, and long-term equity incentives are determined independently of one another.

The summary below reflects the compensation elements currently being utilized. All compensation arrangements as well as any changes thereto are approved by the full Board of Directors, upon the recommendations of the Compensation Committee (which is composed of independent directors). The executives make compensation proposals to the Compensation Committee (awards of options, stock, bonuses, and salary) but do not participate in the Compensation Committee’s deliberations. Other than actuarial consultants who help assess ESOP valuation, the Compensation Committee does not use outside consultants in its deliberations. When making decisions on proposed compensation, the Compensation Committee may take into account the total historical compensation package for each executive (for example, options granted in prior years).

Types of Executive Compensation Utilized

U.S. Energy employs the following compensation types for its executives. The combination of these elements allows executives to focus on current operations without disproportionate concern for the short term ups and downs of the business while maintaining a long term perspective, which facilitates better long term decision making and project planning. This approach serves to align executive compensation with the long term nature of projects and property developments while keeping a watchful eye on current performance and shareholder return on equity.

•
Base Wages (guaranteed amount) - Determined by the Compensation Committee for executive positions and is based on the scope of responsibilities, seniority, our ability to replace the individual, and other primarily judgmental factors deemed relevant by the board. Salaries, are reviewed from time to time by the Compensation Committee and the Board, and may be adjusted. Any base wage equal to or in excess of $100,000 per year is specifically reviewed by the Compensation Committee on a case by case basis and, if justified, approved by that committee.

•
Cash Bonuses (short term incentive amount) - Discretionary cash bonuses are determined by the Compensation Committee with input from Company executives as to total amounts and budget. In addition to periodic discretionary bonuses, the Company has traditionally paid a cash holiday bonus to all employees, including executives, based on a percentage of base pay. This has ranged from 3-10%, but may not be paid in future years of economic hardship. All cash bonuses are awarded by the Compensation Committee based on Company financial condition, successful completion projects, performance on projects, acquisitions, and divestiture of companies and assets taking into account staff tenure, project involvement, roles, and realized amounts from transactions. To date, the Compensation Committee has made recommendations to the full board, and the Company has paid bonuses on a per-transaction basis. Because neither the timing of, nor the amount of proceeds from, any transaction can be predicted year-to-year, we do not set the bonus amount (by a formula or otherwise) until a short period of time before they are paid.

Company-Wide Cash Bonus Paid in 2006

In September 2006, U.S. Energy Corp., with approval of the Board of Directors’ adoption of the recommendations from the Compensation Committee, paid a Company-wide bonus in the aggregate amount of $3,013,000 which was allocated to all 29 employees (including officers and directors). The bonus was paid in recognition of the results of the work done over the years in the organization and operation of Rocky Mountain Gas, Inc. (sold in June 2005) and the sale of the Company’s stock in Pinnacle Gas Resources, Inc. (“Pinnacle”) for $13.8 million (U.S. Energy Corp. and Crested Corp. were among the founders of Pinnacle, and took stock in consideration of RMG’s contribution of assets into Pinnacle). The Compensation Committee determined that the bonus amount allocated to each recipient should be based upon years of service and previous total compensation (all elements) as well as contributions by each employee to the success of and ultimate sale of these assets. There was no further distinction made in the allocation of benefits between executives and non-executive participants.

Company-Wide Cash Bonus Paid in May 2007

On May 2, 2007, U.S. Energy Corp., with the approval of its board of directors upon the recommendation of the compensation committee (independent directors), paid a $4,887,000 gross cash bonus to all employees for extraordinary service related to the April 30, 2007 sale of the uranium assets to sxr Uranium One. Included in the cash bonus were executive officers (amounts shown are gross payments): Keith G. Larsen ($709,000); Mark J. Larsen ($709,800); Harold F. Herron ($709,800); Robert Scott Lorimer ($709,500); and general counsel Steven R. Youngbauer ($403,300). Additionally the four outside directors each received a $40,000 bonus: H. Russell Fraser, Michael Feinstein, Michael T. Anderson; and Allen S. Winters. The outside directors’ bonus was approved by the non-independent directors; the compensation committee did not make a recommendation on bonuses paid to its members. The balance of the cash bonus, paid to employees, was generally equivalent to one year’s gross salary for 2006.

The amounts paid to officers and directors in the May 2007 cash bonus is not reflected in the Summary Compensation Table (or other compensation tables) in this proxy statement.

•
Stock Options (long term incentive amount) - The 2001 Incentive Stock Option Plan (ISOP) was approved at the 2001 Annual Meeting of Shareholders, and was amended in 2004 to provide that the number of shares available for issuance be equal to 20% of the total shares issued and outstanding at any point in time. The options are intended to qualify under section 422 of the Internal Revenue Code. Options are issued at exercise prices equal to market price on grant dates (or for holders of 10% or more of the outstanding stock at the time, 110% of market), and may vest (become exercisable) at various times as determined by the Compensation Committee and approved by the Board of Directors. Although according to the plan, vesting provisions may be part of any option, to date most options have vested immediately. Under the plan terms, however, options can’t be exercised in the first year after their grant. All options are exercisable for cash, or by delivery of shares of common stock (valued at market), or a combination of cash and stock. Options are awarded by the Compensation Committee based on performance on projects, acquisitions, and divestiture of companies and assets taking into account staff tenure, project involvement, roles, and realized amounts from transactions. These serve as an added incentive to executives as well as all personnel involved to maintain healthy growth for the Company’s stock and focus on long term stock appreciation.

The number of shares issuable on exercise of options granted under the 2001 ISOP is proposed to be increased to 25%. Please see Proposal 3.

If options are intended to be issued at a meeting of the Board of Directors, but there then is material non-public information, the issuance of the options will be postponed until the third business day following release of the information, and the exercise price will be set at the market price on that third business day.

Tax effects of options

Some of the options granted under the option plans are qualified (ISOs), and some are nonqualified under IRS regulations. In general, a participant does not have taxable income upon the grant of an option. Participants will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the exercise price. A participant will not recognize ordinary income upon exercise of a qualified option (also referred to as an “ISO,” except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Generally, a sale of shares acquired by exercise of an option will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in the shares. The Company can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option, but not with respect to a participant’s capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

•
Stock Awards (long term incentive amount) - The shareholders approved the 2001 Stock Compensation Plan (the "SCP") at the 2001 Annual Shareholders Meeting. The SCP has an initial term of seven years, with up to 10,000 shares of restricted common stock to be issued annually to six executives of U.S. Energy Corp. The executives have agreed not to sell, transfer or pledge these shares during employment. The number of shares issued in any year (up to but not more than 10,000 shares for each individual) is determined by the Compensation Committee and approved by the full board, taking into account the public stock price at the date of grant and during the prior calendar year, the Company's financial condition and business prospects, and other factors as deemed appropriate. The stock is paid quarterly when awarded and the Company pays the income taxes owed by recipients as a result of receipt of the stock and the commitment of the executives not to sell, transfer or pledge the shares until the end of service due to retirement, disability, or death. The term of the SCP and the number of shares issuable each year is proposed to be extended and increased (see Proposal 2).

Since 2001, the stock option and award plans have been the sole method for compensating executives on a regular basis with stock issuance, and stock has not otherwise been issued as compensation. Sufficient stock has been reserved to satisfy all issued and outstanding options. The existence of the plan does not limit the board’s authority to compensate officers with additional stock issued for individual performance in other ways.

•
Executive Officer Retirement Benefits (long term guaranteed amount) - A specific retirement plan for executives was approved by the Board of Directors to be effective on October 20, 2005. This plan is designed to provide supplemental income to executives for post retirement for the inordinate amount of time and effort spent while employed in managing the business and to require assistance from key personnel in transition to new executives and knowledge transfer. Eligibility for benefits under the plan include reaching age 60 and having served for a minimum of 15 years as a designated executive, and being employed by the Company on December 31, 2010. Benefits include 5 years of payments equal to 50% of the greater of the average of the individual’s last 5 years of base pay or the last annual base pay. Payments are made through bi-weekly installments. In return for this consideration, all executives agree to provide 1,040 post retirement consulting hours to the Company to assist with transition and knowledge transfer to replacements. If a retired executive is asked to provide more than 1,040 hours, he will be compensated at commensurate hourly rates. In the case of death, the benefits are paid to the beneficiary or estate of the executive and the additional consulting hours are eliminated. Although the plan is unfunded under the definitions of ERISA, actuarial calculations are made and appropriate liability and expense accruals are being made for applicable amounts under the plan.

Special Waiver of 2010 Employment Date Requirement.

On August 21, 2006, the Board of Directors, upon recommendation from the Compensation Committee, voted to waive the December 31, 2010, required employment date for John L. Larsen and Daniel P. Svilar. These two individuals had met all the requirements except the retirement date, which was originally set for actuarial purposes. This action made them eligible to receive benefits under the plan. On September 4, 2006, John L. Larsen died making benefits eligible to his beneficiary, and on January 17, 2007, Daniel P. Svilar retired from the Company. The vote for waiver did not change the eligibility requirements for the remaining executives nor for subsequent replacements for Mr. Larsen or Mr. Svilar.

Mr. John L. Larsen and Daniel P. Svilar were also entitled to an additional retirement benefit in the case of their death while serving as an executive officer. Under the provisions of this 1984 executive death benefit the surviving spouse of the executive is to receive 100% of his compensation for one full year and an undetermined reduced amount of compensation for an additional four years. Mr. Svilar has retired so this benefit no longer applies to him. Mr. Larsen passed away on September 4, 2006 while serving in an executive position. His estate is therefore receiving this death benefit for the first year after his death and will then receive 50% of his final annual compensation on a bi-weekly basis for an additional four years under the Executive Retirement Plan detailed above.

•
Severance and Non-compete Agreements (long term guaranteed amount) - Individual severance and non-compete agreements have been created by the Board of Directors for key positions. These agreements are designed to ensure longevity and executive focus on current operations as well as maintain protection against competition in the event of severance of employment or change in control. Each agreement provides that if the executive’s employment is terminated within three years of a change in control of the Company, or severance of employment for other than retirement or cause, the Company will be required to pay (i) an amount equal to three times the average annual compensation over the prior five years ending before the change in control, (ii) legal fees and expenses incurred by such persons as a result of termination; (iii) the difference between market value (as of the termination date) of shares issuable on exercise of options, and the options' exercise price; (iv) continued insurance coverage (life, health, medical, and disability; (v) any unpaid bonuses (including a pro rata based on months of service in the year of termination) portion of bonuses paid in the calendar year after termination, if he served for at least six months in the termination year); (vi) two years of non-compete compensation up to $250,000 per year; and (vii) a $1 million term life policy with the premiums to be paid by the Company and total premiums paid will be reimbursed from any death benefits paid. Currently those executives who have severance and non-compete agreements are Keith G. Larsen, Chairman and CEO, Robert Scott Lorimer, CFO, Treasurer and V. P. Finance, Mark J. Larsen, President and COO and Harold F. Herron, Senior Vice President. Mr. Youngbauer did not have severance and non-compete agreement at the time of this report but in all likely hood will in the future as he was nominated and approved as General Counsel upon the retirement of Mr. Daniel P. Svilar.

•
Additional Stock Awards in Subsidiaries or Joint Ventures (long term incentive amount) - Occasionally, as an added incentive, in the past when U.S. Energy has created a subsidiary operating company or joint venture, a portion of the stock issued (usually 10% or less of total stock issued to U.S. Energy) was issued to employees of U.S. Energy to incentivize them in regards to successful completion of a project. This stock typically has no value upon issuance and recipients only realize value upon successful completion and sale of the subsidiary or joint venture. The realized amount is the same as received by any shareholder of the subsidiary or joint venture. As of April 5, 2007 the Compensation Committee and management have agreed that this practice would cease: Until such time as future subsidiary companies to be formed become public and have their own shareholder approved equity award programs, the subsidiaries would not issue equity to officers, directors, or employees of U.S. Energy. Before that time, all compensation, including equity awards, to compensate such persons for service related to the subsidiaries, will be provided by U.S. Energy.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Position	Year	Salary	Bonus		Stock Awards		Option Awards		Non-Equity Incentive Compensation	Change in Pension Value & Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Keith G. Larsen, Chief Executive Officer	2006	$185,000	$300,000	(1)	$50,200	(4)	$28,900	(5)			$364,400	(6) (7)	$928,500

Robert Scott Lorimer, Chief Financial Officer and Treasurer	2006	$175,000	$319,000	(1) (2)	$50,200	(4)	$28,900	(5)			$155,300	(6) (7)	$728,400

Mark J. Larsen, President and COO	2006	$170,000	$300,000	(1)	$50,200	(4)	$28,900	(5)			$26,000	(6)	$575,100

Harold F. Herron, Senior Vice- President	2006	$170,000	$300,000	(1)	$50,200	(4)	$28,900	(5)			$26,000	(6)	$575,100

Steven R. Youngbauer, General Counsel	2006	$120,000	$150,000	(1)	$-		$5,800	(5)			$26,000	(6)	$301,800

Daniel P. Svilar, Retired General Counsel	2006	$167,700	$500,000	(1) (3)	$50,200	(4)	$28,900	(5)			$132,400	(6) (7)	$879,200

John L. Larsen, Former Chairman Emeritus	2006	$170,000	$500,000	(1) (3)	$40,000	(4)	$28,900	(5)			$601,000	(6) (7) (8)	$1,339,900
		$1,157,700	$2,369,000		$291,000		$179,200		$-	$-	$1,331,100		$5,328,000

(1)
All executives received a bonus which consisted of two components. First was a bonus, as recommended by the Compensation Committee and approved by the full board for the establishment, management and ultimate sale of Rocky Mountain Gas, Inc. and the sale of shares in Pinnacle. Additionally, each executive was given a holiday bonus of 10% of his base compensation salary in December 2006 as a result of the adoption of the recommendation of the Compensation Committee by the full Board of Directors.

(2)
Mr. Lorimer was granted a one time performance bonus in the amount of $19,000 at the recommendation of the Compensation Committee for the development of software to manage our reporting requirements. All members of the accounting staff were also given a bonus.

(3)
Mr. John L. Larsen and Mr. Daniel P. Svilar were given a one time retirement bonus for all their many years of service to the companies. This bonus was in the amount of $500,000 each, which was paid one half in September 2006 and one half in January 2007.

(4)
Each eligible officer received 10,000 shares of U.S. Energy’s common stock under the 2001 Stock Award Plan with the exception of Mr. John L. Larsen who received only 7,500 shares due to his death in during the third quarter of 2006. Each grant of shares was made at the beginning of each quarter and valued at market. U.S. Energy paid all applicable taxes on these shares as the executives have agreed not to sell, transfer or pledge these shares until the first of either of their retirement, total disability or death. The amounts do not represent cash paid by U.S. Energy to these persons.

(5)
Certain options granted to the executive officer in 2004 vested in 2006. The amount of compensation reported in the above table is the amount of expense recorded by U.S. Energy pursuant to SFAS 123(R). The amounts do not represent cash paid by U.S. Energy to these persons but rather the expense recognized by U.S. Energy for the vesting of the options.

(6)
Each executive officer participates in the ESOP as well as the 401(k). All officers received a $22,000 contribution to their ESOP account as a result of the Compensation Committee recommending and the full board approving funding of the 10% required amount for 2006 with common stock of the Company. All executives also participate in the 401(k) plan and all but Mr. Svilar received a $4,000 contribution as matching funds under the plan for their contributions. Mr. Svilar received $1,900 as a matching contribution. The amounts do not represent cash paid by U.S. Energy to these persons.

(7)
Certain of the executive officers exercised options under the established 1998 and 2001 Incentive Stock Option Plans (“ISOP”). Mr. Keith G. Larsen surrendered 47,202 shares of common stock he owned and exercised 105,777 of his options for which U.S. Energy recognized $338,400 in compensation as the spread between the exercise price and the share price on the date of exercise. Mr. Lorimer surrendered 17,730 shares of common stock he owned and exercised 40,650 of his options for which he recognized $129,300 in compensation as the spread between the exercise price and the share price on the date of exercise. Mr. Svilar surrendered 30,000 shares of common stock he owned and exercised 55,653 of his options for which he $108,500 in compensation as the spread between the exercise price and the share price on the date of exercise. The amounts do not represent cash paid by U.S. Energy to these persons.

(8)
As a result of the death of Mr. John L. Larsen, his estate was entitled to receive 145,200 forfeitable shares which had been issued in his name from 1990 to 1997. These shares were forfeitable until Mr. Larsen retired, became permanently disabled or died. The value of the shares at time of release was $575,000. U.S. Energy did not pay this amount to the estate.

Service on Outside Company Boards - Pinnacle Gas Resources, Inc.

Mr. Keith G. Larsen and Mr. Mark J. Larsen served on the Board of Directors of Pinnacle Gas Resources, Inc. (“Pinnacle”) until the shares of Pinnacle were sold in the year ended December 31, 2006. As members of the Pinnacle Board of Directors each was entitled to director’s fees and reimbursement of travel costs. Under U.S. Energy’s policies they were entitled to retain any fees paid in relation to their service on the outside board. The only compensation paid to Mr. Keith and Mr. Mark Larsen was paid during the year ended December 31, 2006 in which they each received $14,500 as director fees. Both Mr. Keith Larsen and Mr. Mark Larsen turned these fees in total over to U.S. Energy. No outside director fees have been received and retained by any executive officers of U. S. Energy.

Grants of Plan-Based Awards

On the recommendation of the Compensation Committee, in 2006 the Board of Directors approved stock awards under the U.S. Energy Corp. 2001 Stock Compensation Plan and stock options under the 2001 ISOP to each of the named executive officers in 2006. Information on options granted to Steven R. Youngbauer is included, although he did not become an executive officer until 2007.

		Estimated Future Payouts UnderNon-Equity Incentive Plan Awards			Extimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards		All Other Option Awards	Exercise or Base Price of Option Awards
Name and Position	Grant Date	Threshold	Target	Max	Threshold	Target	Max.
		($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/SH)
Keith G. Larsen, Chief Executive Officer		--	--	--	--	--	--	10,000	(1)	--

Robert Scott Lorimer, Chief Financial Officer and Treasurer		--	--	--	--	--	--	10,000	(1)	--

Mark J. Larsen, President and COO		--	--	--	--	--	--	10,000	(1)	--

Harold F. Herron, Senior Vice- President		--	--	--	--	--	--	10,000	(1)	--

Steven R. Youngbauer, General Counsel		--	--	--	--	--	--	-		--

Daniel P. Svilar, Retired General Counsel		--	--	--	--	--	--	10,000	(1)	--

John L. Larsen, Former Chairman Emeritus		--	--	--	--	--	--	7,500	(1)	--
		--	--	--	--	--	--	57,500

(1)	Shares granted under the 2001 Stock Compensation Plan.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested	Market Value of shares of stock that have not vested	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)	(#)	($/SH)		(#)	($)	(#)	($)
Name and Position	Exercisable	Unexercisable

Keith G. Larsen	52,718	--	--	$2.00	09/25/08	N/A	N/A	N/A	N/A
Chairman/CEO	267,734	--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
	100,000	--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556	--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	84,350	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A

Robert Scott Lorimer	40,218	--	--	$2.00	09/25/08	N/A	N/A	N/A	N/A
CFO/Treasurer	80,233	--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
	100,000	--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556	--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	84,350	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A

Mark J. Larsen	27,782	--	--	$2.875	09/25/08	N/A	N/A	N/A	N/A
President/COO	41,248	--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
	100,000	--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	97,000	--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	125,000	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A

Harold F. Herron	20,109	--	--	$2.00	09/25/08	N/A	N/A	N/A	N/A
Senior Vice President	27,617	--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
	50,000	--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	26,278	--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	125,000	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A

Steven R. Youngbauer	25,000	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
General Counsel	50,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A

Daniel P. Svilar	34,782	--	--	$2.875	01/12/08	N/A	N/A	N/A	N/A
Retired General Counsel	40,218	--	--	$2.00	01/12/08	N/A	N/A	N/A	N/A
	110,691	--	--	$2.40	01/12/08	N/A	N/A	N/A	N/A
	100,000	--	--	$3.90	01/12/08	N/A	N/A	N/A	N/A
	52,556	--	--	$2.25	01/12/08	N/A	N/A	N/A	N/A
	125,000	--	--	$2.46	01/12/08	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	01/12/08	N/A	N/A	N/A	N/A

John L. Larsen	34,782	--	--	$2.875	09/04/07	N/A	N/A	N/A	N/A
Former Chairman Emeritus	77,718	--	--	$2.00	09/04/07	N/A	N/A	N/A	N/A
	184,400	--	--	$2.40	09/04/07	N/A	N/A	N/A	N/A
	100,000	--	--	$3.90	09/04/07	N/A	N/A	N/A	N/A
	97,000	--	--	$2.25	09/04/07	N/A	N/A	N/A	N/A
	125,000	--	--	$2.46	09/04/07	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	09/04/07	N/A	N/A	N/A	N/A

Total	3,311,896

Those options shown above which have exercise price of between$2.00 and $2.875per share will expire at various times before or on September 25, 2008. Some of these options are nonqualified, and were issued under the U.S. Energy Corp. 1998 Incentive Stock Option Plan. It is proposed to amend this Plan so that if the officers and directors who are now in service exercise such non-qualified options, then U.S. Energy Corp. would pay the tax which will be owed by them due to the lock up provision that the officers and directors are subject to. Please see Proposal 5.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name and Position	(#)	($)	(#)	($)

Keith G. Larsen	105,777	$338,400	10,000	$50,200	(1)
Chairman/CEO

Robert Scott Lorimer	40,650	$129,300	10,000	$50,200	(1)
CFO/Treasurer

Mark J. Larsen	-	$-	10,000	$50,200	(1)
President/COO

Harold F. Herron	-	$-	10,000	$50,200	(1)
Senior Vice President

Steven R. Youngbauer	-	$-	-	$-	(1)
General Counsel

Daniel P. Svilar	55,653	$108,500	10,000	$50,200	(1)
Retired General Counsel

John L. Larsen	-	$-	7,500	$40,000	(1)
Former Chairman Emeritus			145,200	$575,000	(2)

	202,080	$576,200	202,700	$866,000

(1)
Value of shares issued under the 2001 Stock Compensation Plan on date of issue. U.S. Energy pays all taxes due on these shares as the executive officer recipient has agreed not to sell, transfer or pledge these shares until his retirement, permanent disability or death.

(2)
As a result of the death of Mr. John L. Larsen his estate was entitled to receive 145,200 forfeitable shares which had been issued in his name from 1990 to 1997. These shares were forfeitable until Mr. Larsen retired, became permanently disabled or died. The value of the shares at time of release was $575,000 and Mr. Larsen’s estate paid the taxes due on these shares prior to their delivery.

Restricted Stock - Forfeitable Share Plan. Between 1990 and 1997, U.S. Energy issued shares under non-qualified plans to employees and officers. Although there were more than one of these plans, we refer below to them (as one) as the “forfeitable share plan.” These shares are subject to forfeiture in the event that the employee or officer terminates employment with the Company for any reason but retirement, death or permanent disability. Because of the risk of forfeiture, the recipients do not recognize income when the stock is issued. When the conditions lapse (for example, retirement), the participant recognizes income equal to the fair market value of the stock on the day that it is released to the individual. We can ordinarily claim a tax deduction in an amount equal to the ordinary income recognized by the participant.

Compensation that qualifies as “performance-based” is excluded from the $1 million deduction limitation of section 162(m) of the Code. Under the 2001 ISOP, because the options are granted with an exercise price at least equal to 100% of the fair market value of the underlying shares on the grant date, and are intended to qualify as “performance-based” compensation, we may be able to fully deduct compensation paid under the options. However, a number of requirements must be met in order for particular compensation to qualify, and we cannot assure you that compensation under these incentive plans will be fully deductible by us.

The Compensation Committee has recommended that the forfeitable share plan be amended, subject to approval by shareholders at the 2007 annual shareholder meeting, to release the shares prior to termination of service, and that U.S. Energy pay the taxes which would be owed by the recipients. If this proposal is approved, those recipients who now are officers and directors will commit to not sell or otherwise transfer the shares while in service. Please see Proposal 4.

Nonqualified Deferred Compensation

None of the executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by U.S. Energy Corp. The Compensation Committee may elect to provide these benefits in the future but there are no current plans to do so.

Employment Agreements
We do not have employment agreements with the executives.

Future Compensation Issues and Potential Considerations Discussion

To date the Compensation Committee has been able to make appropriate allocations to executives on a case by case basis utilizing recommendations and input from management. However, the need to implement a more objective allocation method and model has been recognized as an issue to be reviewed in the future. Creation and implementation of a model approach may be utilized to create more objectivity in incentive compensation allocation.

In addition, the current regulatory environment is increasingly one of change and some of the compensation types being utilized may not be as viable in the future if regulations and taxation structures change dramatically. In the event that the environment in which decisions are made changes dramatically, the Compensation Committee will need to be able to find new compensation tools and techniques to continue to offer competitive compensation that can be used to match the business strategy and environment. Potential compensation types that could be considered include deferred cash compensation tied to specific measurements, stock appreciation rights, a long term defined benefit plan under ERISA, a non-qualified deferred compensation or top-hat plan, life insurance policies with a cash value feature, and various other techniques employed by companies. It is not anticipated, and plans are not currently underway, to employ any of these types of compensation in the near future.

The Compensation Committee and management have determined that the previous long-standing practice of compensation through the grant of shares and options in subsidiary companies should be discontinued. As a result, in lieu of that form of compensation, equity compensation from U.S. Energy should be increased. Please see the discussion under Proposal 3.

Potential Payments upon Change in Control.

U.S. Energy Corp. has Executive Severance and Non-Compete Agreements with Messrs. Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer and Harold F. Herron which combined severance and non-compete provisions. The following summarizes the principal features of the agreements. There are no other severance payment agreements with the executives.

Each agreement provides that if the executive’s employment is terminated within three years of a change in control of the Company, the Company will be required to pay (i) an amount equal to three times the average annual compensation over the prior five years ending before the change in control, (ii) legal fees and expenses incurred by such persons as a result of termination; (iii) the difference between market value (as of the termination date) of shares issuable on exercise of options, and the options' exercise price; (iv) continued insurance coverage (life, health, medical, and disability; (v) any unpaid bonuses (including a pro rata (based on months of service in the year of termination) portion of bonuses paid in the calendar year after termination, if he served for at least six months in the termination year); and (vi) two years of non-compete compensation ($200,000 per year).

A change of control is defined to mean:

•
the acquisition by any person or entity of the beneficial ownership of securities representing 25% or more of the combined voting power of the then outstanding voting securities, whether or not that ownership is coupled with or followed by election of new directors who make up a majority of the board;

•	during any two consecutive years, the directors at the beginning of the period cease to be a majority of the board; or
•
as a result of a tender offer, merger, contested election or similar transactions, the directors before the transaction no longer make up a majority of the board (unless the change in the board was approved by majority vote of the directors before the transaction).

If there is a change in control, the executive’s employment will be deemed terminated thereafter if he is assigned duties inconsistent with prior responsibilities; he is not re-elected to the same positions; his base salary is reduced; or any benefit or compensation elements are changed adversely to him.

In addition, during the two years after termination of employment, the executive will not directly or indirectly be involved in the minerals business in most of the Western United States. For this non-compete covenant, the Company will pay him $200,000 per year for two years and continue all insurance benefits.

This table shows our potential payment obligations under the severance and non-compete agreements, as if termination took place on December 31, 2006. Actual payments could be more or less. For the option buyout component, the closing market price of U.S. Energy’s stock on December 29, 2006 is used. No estimate is made of legal fees that might be involved and no provision is made for bonuses.

Table of Potential Change in Control - Termination Payments
(as if termination had been December 31, 2006)

Amounts shown as 300% of average compensation are based on the average annual salary from the effective date through December 31, 2006.

Name and Position	300% of Average Compensation	Value of Option Exercise at 12-31-06 (1)	Value of Stock Awards at 12-31-06 (2)	Value of Health Insurance for Three Years	Total
Keith G. Larsen, Chief Executive Officer Effective Date 2-14-01	$497,200	$1,469,900	$116,500	$50,800	$2,134,400
Robert Scott Lorimer, Chief Financial Officer & Treasurer Effective Date 4-18-92	$445,200	$934,900	$116,500	$50,800	$1,547,400
Mark. J. Larsen, President - Effective Date 2-14-01	$413,900	$999,100	$116,500	$50,800	$1,580,300
Harold F. Herron, Senior Vice-President Effective Date 2-14-01	$395,600	$708,300	$116,500	$50,800	$1,271,200
Total	$1,751,900	$4,112,200	$466,000	$203,200	$6,533,300

(1)	Equals closing price on December 29, 2006 times less the strike price of issued options times the number of exercisable options.

(2)	Stock awards pursuant to the 2001 Stock Compensation Plan

Mr. Youngbauer does not have an Executive Severance and Non-Compete Agreement as of March 27, 2007 but in all likelihood will receive one as a result of becoming General Counsel and Secretary in January 2007.

Retirement Policy.

In 1984, U.S. Energy adopted a death benefit policy for certain of its executive officers. The provisions of that policy provided that in the event of the death of these certain executive officers while serving in an executive position the executive officers designated beneficiary or estate would receive one full years pay at the last annual compensation rate for the executive and some designated amount for four additional years. As a result of the death of Mr. John L. Larsen on September 4, 2006, his estate became eligible for the death benefit. The only other executive officer remaining under the terms of the policy was Mr. Daniel P. Svilar who retired on January 12, 2007. The death benefit policy will therefore no longer be in existence as established. As a result of U.S. Energy and Crested adopting an executive retirement policy, explained below, the succeeding four years under the 1984 death benefit policy are defined under the 2005 executive retirement policy which provides for 50% compensation based on the last annual compensation received or the five year average compensation, which ever is greater, for five years. In the case of Mr. John L. Larsen, his estate is receiving the death benefit in year one and the executive retirement benefit will only be for four years.

U.S. Energy Corp. and its subsidiary Crested Corp. (“Crested”) adopted retirement policies in October 2005, and amended the policies in February 2006. These policies set a mandatory retirement age of 65, although the Board of Directors may request service thereafter. In 2006, the board requested John L. Larsen and Daniel P. Svilar to continue service. Mr. Larsen passed away in September 2006, and Mr. Svilar retired in January 2007.

The policy provides retirement benefits for an individual who has reached 60 years of age, has served a minimum of 15 years as an executive officer, and remains employed until December 31, 2010. The officers eligible for this benefit are the Chairman/CEO; President/COO; CFO/Treasurer and Vice President of Finance; Senior Vice President; and General Counsel. The offices qualifying for the retirement benefit are divided among five individuals. Although these individuals have more than one title, only Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer, Harold F. Herron and Stephen R. Youngbauer are eligible to participate in the retirement benefits. Only if these individuals qualify under all the terms of the retirement policy will they be eligible for actual cash payments under the plan. None of the current officers are eligible to retire under the plan in 2007.

At retirement, an executive will receive for five years 50% of the greater of (i) annual base salary (using his final regular pay check to calculate the annual rate), or (ii) the average annual salary which he received over the last five years. The benefit will be paid monthly (in accordance with normal bi-weekly payroll practices) for five years following retirement from employment. The first six months of benefits may be paid in the seventh month for a ‘specified employee’ (as defined in section 409(a)(2)(B) of the Code) instead of bi-weekly for the first six months. At death, the unpaid installments will be paid to his designee (or classes of preference beneficiaries, if there is no designee). The benefits are not assignable. No perquisites will be continued or provided. Life and medical insurance coverage are not continued.

The retired executive will be available to U.S. Energy and Crested for up to 1,040 hours per year during the benefit period for consulting or other service the boards deem is needed, for which he will not be paid anything. Service in addition to the annual available hours would be compensated on an hourly basis at the rate in effect at retirement. This retirement benefit may be extended beyond the benefit period at the discretion of the boards, at a rate which would be negotiated (but not less than the initial retirement rate).

The retirement benefit plan is not secured or funded, and will be funded only from general funds.

Name and Position	Plan Year	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments during Last Calendar Year

Keith G. Larsen	2006	9	$235,200
Chairman/CEO

Robert Scott Lorimer	2006	15	$322,200
CFO/Treasurer

Mark J. Larsen	2006	1	$180,300
President/COO

Harold F. Herron	2006	15	$271,900
Senior Vice President

Steven R. Youngbauer	2006	--	$-
General Counsel

Daniel P. Svilar	2006	15	$379,900
Retired General Counsel

John L. Larsen	2006	15	$523,800	$52,300
Former Chairman Emeritus

2006 Non-Employee Director Compensation Table

Directors who are not employees are not paid for service as directors. Non-employee directors receive a combination of cash payments ($1,000 per month and $500 for attending board meetings in person), reimbursements, and equity-based compensation.

	Fee Earned or Paid in Cash	Stock Awards		Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
	($	($		($	($	($	($		($
Name

Michael J. Feinstein	$12,300	$4,500	(1)	$-	N/A	N/A	$22,500	(2)	$39,300

Michael Anderson	$11,800	$4,500	(1)	$-	N/A	N/A	$22,500	(2)	$38,800

Don C. Anderson	$11,300	$4,500	(1)	$-	N/A	N/A	$22,500	(2)	$38,300
(Retired 12/31/06)

H. Russel Fraser	$12,300	$4,500	(1)	$-	N/A	N/A	$22,500	(2)	$39,300

	$47,700	$18,000		$-			$90,000		$155,700

(1)
Each director is paid $4,500 in common stock for any year in which he is a director. The number of shares is determined by the price as of January 15th of each year of the next business day should that be a weekend or holiday. Each of the above directors received 785 shares valued at $4,500 during 2006 for service in 2005.

(2)
The directors adopted the recommendation of Mr. Keith Larsen, as Chairman and CEO, that the independent directors participate in the 2006 cash bonus for the sale of Rocky Mountain Gas, Inc. and its interest in Pinnacle and received $20,000. Additionally each director was paid a $2,500 holiday bonus.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members has been an officer or employee of U.S. Energy, and none of the members had any relationship with the Company which would be required to be disclosed under Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with management, and, based on that review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and in this proxy statement.

Proposal 2: Extension of and Modification of the 2001 Stock Compensation Plan

The 2001 Stock Compensation Plan had an initial term of seven years which will expire at the annual meeting held in 2008. Since 2001, this plan has been the sole mechanism for compensating management with stock, however options have been granted to management and others under the 2001 ISOP, and additional options will be granted to those persons in the future. In addition, shares have been and will continue to be issued to officers and others under the ESOP.

The 2001 Stock Compensation Plan was designed to reward executives with equity, and encourage them to increase their ownership of the Company and not sell their shares in the market. Further, the executives who have been eligible to receive shares in the past and those who will be eligible in the future have agreed not to sell, transfer or mortgage the shares delivered to them under the 2001 Stock Compensation Plan. For that reason the Company has, from inception of the plan, agreed to pay the taxes on the shares when granted.

Shares under the plan are granted to five individuals, Keith G. Larsen, CEO, Mark J. Larsen, President, Harold F. Herron, Senior Vice President, Scott Lorimer, CFO and Treasurer and in 2008 Stephen R. Youngbauer, General Counsel. Under the plan each executive officer was granted 2,500 shares of the Company’s common stock each quarter.

U.S. Energy has experienced significant growth and earnings under the leadership of this team of executive officers and the Board of Directors is desirous to retain their services into the future. It is therefore proposed that the 2001 Stock Compensation Plan be extended an additional ten years to expire at the annual meeting held in 2018 and that the compensation be increased to 5,000 shares to each of the five executive officers per quarter on which the taxes will be paid due to the inability of the executive officers to sell the shares. In the event that one of these executive officers resigns, retires, becomes permanently disabled or dies, a like benefit will be extended, after one continuous year of service, to the successor to the executive position.

If Proposal 2 is approved at the meeting, the increased shares will be issued beginning with the third quarter 2007.

Certain Relationships and Related Transactions

Family Employment. Mr. John L. Larsen, who was the founder and Chairman Emeritus of the Company, passed away on September 4, 2006. Subject to a 1984 death benefit agreement, Mr. Larsen’s designated beneficiary or estate is to receive 100% of his last annual compensation for one year following his death. Additionally, the Executive Retirement Plan, which Mr. Larsen qualified for, will pay his designated beneficiary or trust 50% of his last annual compensation for four more years. Payments are made on a normal bi-weekly schedule with the Company’s regularly scheduled payrolls. No other officers are entitled to the 1984 death benefit. Three of Mr. Larsen’s sons and four of his grandsons were employed by the Company during 2006. The following table sets forth their total compensation for the year:

					Release of
			Stock	Option	Forfeitable	All Other
	Salary	Bonus (1)	Awards (2)	Exercise/Vest	Shares	Compensation (3)	Total
John L. Larsen	$170,000	$500,000	$40,000	$28,900	$575,000	$26,000	$1,339,900
Keith Larsen	$185,000	$300,000	$50,200	$367,300	$-	$26,000	$928,500
Mark Larsen	$170,000	$300,000	$50,200	$28,900	$-	$26,000	$575,100
Richard Larsen	$96,500	$75,000	$-	$208,400	$-	$48,700	$428,600
Reginald Larsen	$37,400	$50,500	$-	$5,800	$-	$9,700	$103,400
Jordan Larsen	$1,700	$-	$-	$-	$-	$-	$1,700
Tyler Larsen	$1,400	$-	$-	$-	$-	$-	$1,400
Steven Larsen	$2,200	$500	$-	$-	$-	$-	$2,700
	$664,200	$1,226,000	$140,400	$639,300	$575,000	$136,400	$3,381,300

(1)
Mr. John L. Larsen’s estate received a $500,000 death benefit for his years of dedicated service. The bonus was granted by the Compensation Committee and full Board of Directors. Mr. Keith Larsen, Mark Larsen, Richard Larsen and Reggie Larsen were paid a cash bonus as a portion of Company wide compensation for the close of the sale of RMG and Pinnacle. Additionally all but Mr. John L. Larsen were paid a holiday bonus of 10% of base salary with the exception of Steven Larsen who was paid a Christmas bonus of $500.

(2)
Pursuant to the 2001 Stock Compensation Plan, Mr. Keith Larsen and Mr. Mark Larsen were granted 10,000 shares of U.S. Energy common stock and Mr. John L. Larsen was granted 7,500 shares of U.S. Energy common stock. The taxes due on these shares was paid due to the agreement by the officers not to sell, transfer or pledge the shares granted under this plan until death, retirement or total disability.

(3)
Includes annual contribution to the ESOP in the amount of 10% of qualified compensation and the matching contribution to the 401(k). Additionally, Richard Larsen was paid a salary differential which was applied to his debt to the Company of $22,700. The debt was completely retired by December 31, 2006.

Mr. Keith Larsen, Mark Larsen and Richard Larsen are the sons of Mr. John L. Larsen. Steven Larsen is the son of Keith Larsen, Tyler Larsen is the son of Mark Larsen and Reginald and Jordan Larsen are the sons of Richard Larsen.

During the year ended December 31, 2005, U.S. Energy adopted a nepotism policy which was amended in 2007. The policy provides that family members of any employee, which include father, mother, sibling, son, daughter, niece, nephew or grandchildren, may not be hired, supervised or terminated by a direct family member. Additionally, family members are not allowed to participate in any discussion relating to the setting of compensation rates for other family members. The policy was amended to provide that a direct family member of any employee can only be hired after the Compensation Committee has reviewed the application of a direct family member, has satisfied itself that the position is (a) necessary, (b) has been adequately advertised, (c) other applicants have been interviewed by non family managers of the Company and (d) that the family member is the most qualified for the position. Further, written approval from the chairman of the Compensation Committee must be received along with an approved rate of pay before any family members of any employees, officers or directors can be employed and paid by the Company.

Policy of the Audit Committee

From time to time, we have entered into transactions with certain “related persons,” a category that generally includes executive officers, directors, and beneficial owners of five percent or more of the common stock; and immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to these transactions with these related persons as “related party transactions.” The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000, although, as a matter of policy, the committee reviews and approves all such transactions regardless of the amount involved.

The committee considers all relevant factors when determining whether to approve a proposed related party transaction, including (without limitation):

•	the size of the transaction and the amount of consideration that might be paid to a related person;
•	the nature of the interest of the applicable related person; and
•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties.

Implementation of the Policy

In determining whether to approve a proposed related party transaction, the committee must be reasonably satisfied that

➢	The transaction likely will benefit, significantly, all shareholders at large, even though it will provide a benefit to the related parties; and
➢	Goods or services of comparable quality either cannot be obtained from third parties in time to meet the Company’s needs, or can be obtained but at significantly higher cost.

In appropriate circumstances, the committee may enlist outside sources to obtain information about the possibility of using third party vendors’ goods and/or services.

The policy has been followed by the committee since 2004.

Related Party Transactions

All of the following transactions have been approved by the Audit Committee, except where noted:

Sutter Gold Mining Inc. (“SGMI”) is owned by public shareholders, U.S. Energy, Crested, and by officers and some of the directors of U.S. Energy and Crested. As of the date of this proxy statement, options to purchase 1,775,000 shares are held by officers and directors of U.S. Energy and Crested; additional options are held by U.S. Energy employees, and also by officers and directors of SGMI who are not affiliated with U.S. Energy or Crested. The options held by USE officers and directors were issued in April 2005 and August 2006. Harold F. Herron and Allen S. Winters are directors of both U.S. Energy and SGMI (and Mr. Herron is SGMI’s president), and Mr. Herron is a director and the co-chairman and president of Crested. These individuals, together with the other officers and directors of U.S. Energy, own approximately 1% of SGMI outstanding common stock, and also hold options to buy SGMI stock (1,100,000 shares exercisable until April 2010 at $0.28 per share and 675, 000 shares until August 2011 at $0.35 per share). Because SGMI is a public company, the USE Board of Directors does not intend to modify or eliminate the existing stock and options held by officers, directors, and employees of SGMI, and the award of additional options in SGMI will be determined by the board of directors of SGMI.

On March 24, 2007, the boards of directors of U.S. Energy, Crested, and SGMI agreed to (i) settle SGMI’s $2,025,702 debt owed to the joint venture as of December 31, 2006 with SGMI common stock (7,621,867 shares at SGMI’s $0.26 market price on December 31, 2006); and (ii) cancel a 1997 contingent stock purchase warrant to purchase stock in SGMI (held by U.S. Energy and Crested) in exchange for a five percent net profits interest royalty (a “NPIR”) on SGMI’s gold operations, until U.S. Energy and Crested together have received approximately $4.6 million from the NPIR. The contingent stock purchase warrant had been structured to provide a means for U.S. Energy and Crested to recoup the approximate $4.6 million (without interest) they had spent on exploration and other work on the gold properties in the 1990s. When the $4.6 million has been paid from the NPIR, it will automatically reduce to a one percent interest.

As a result of this transaction, SGMI’s balance sheet has been improved to facilitate SGMI raising capital in the future, and U.S. Energy is consolidated ownership in Sutter has increased to 54.5% with Crested’s ownership at 5.7%. The transaction was negotiated between the independent directors of U.S. Energy (acting for its and Crested’s behalf), and the independent directors of SGMI. The U.S. Energy Audit Committee and the boards of directors of U.S. Energy and Crested have approved the transaction.

In General - Participation by Officers, Directors and Employees in Stock Ownership of Subsidiaries. The Audit and Compensation Committees have historically approved employees, officers and directors participating in the ownership of subsidiary companies (up to 10% of the total equity of those subsidiaries). The Compensation Committee and management of U.S. Energy have elected to discontinue this practice after December 31, 2006, as applied to future subsidiaries which may be formed, and provide increases in the equity compensation from U.S. Energy to these individuals, if Proposal 3 is approved by shareholders at the 2007 Annual Meeting. The Compensation Committee is also evaluating what changes might be made to the equity which has already been issued in the existing subsidiaries U.S. Moly Corp. and InterWest, Inc.

Historically, our business strategy has been, and will continue to be, acquiring grass roots and/or developed mineral properties when commodity prices are low (such as they have been, in the past, in natural gas, gold, uranium and molybdenum), then operating, selling, leasing or joint venturing the properties, or selling the companies we set up to hold and explore or develop the properties to other companies in the mineral sector when prices are moving upward.

Typically, projects initially are acquired, financed and operated by U.S. Energy and Crested in their joint venture. From time to time, some of the projects are later transferred to separate companies organized for that purpose, with the objective of raising capital from an outside source for further development and/or joint venturing with other companies. Additional subsidiaries have been organized and have recently commenced limited operations (such as U.S. Moly Corp. and InterWest, Inc.). Some other entities have been set up but are not yet active.

Initial ownership of these subsidiaries typically is by U.S. Energy and Crested, with additional stock (plus options) issued by the subsidiary company’s Board of Directors to the officers, certain of the directors, and employees of U.S. Energy. As of April 5, 2007 this practice has been discontinued and no options or shares in subsidiary companies, to be formed in the future, will be issued to employees, officers or directors of U.S. Energy and options would not be issued until such time as the subsidiary companies have become public companies with option plans which have been approved by the subsidiary’s shareholders.

With respect to the historical practice in each instance, the Audit Committee considered whether, and at what cost, the subsidiary could have been staffed and managed by persons outside the Company, and whether the employees and officers of the Company had the requisite experience. In addition, the Audit Committee took into account the beneficial effect for all Company shareholders of providing equity incentives to employees and officers, the value of which was tied to ultimate subsidiary performance, instead of the Company’s funding payroll and other overhead for hired outside persons.

The disposition of a subsidiary company through a merger, sale of assets, or other transaction, the equity positions in subsidiary companies held by officers, directors and employees of U.S. Energy will be entitled to receive the same consideration (pro rata) as the equity positions of U.S. Energy, Crested and third party investors; no preferential terms will be accorded to the officers, directors and employees on any equity they owned. If a subsidiary becomes a public company through an underwritten initial public offering, some or all of the equity held by U.S. Energy, Crested and the individuals might be subject to lock up restrictions for a period of time following the offering. Typically, those lock up restrictions would apply equally (have the same duration) for U.S. Energy and Crested, and for the officers and directors, although equity held by non-management employees might not be locked up.

The profitability (if any) of the stock in the existing subsidiaries (whether public or private) in which equity is owned by U.S. Energy, Crested, and the individuals, will not be known until a disposition, or a successful public offering (of a now-private subsidiary), occurs. A subsidiary company may be merged, its assets sold, or otherwise disposed of without the transaction being subject to a vote by the shareholders of U.S. Energy and Crested, in which event the shareholders of U.S. Energy and Crested would be relying on the judgment of the directors of U.S. Energy and Crested who do not own stock or hold options to buy stock in the subsidiary.

For subsidiaries organized other than as corporations (for example, limited liability companies), participation in profits by the individuals would be subordinated to U.S. Energy and Crested (and third party investors) recouping their investments plus interest. As a prior example of the operation of this historical policy, on June 1, 2005, Rocky Mountain Gas, Inc. was sold to Enterra Energy Trust. U.S. Energy and Crested, and the other shareholders of RMG, including employees and officers and directors of U.S. Energy, received compensation in this transaction. These persons received stock and options in RMG in 2000 and 2001; they received compensation for their shares, but nothing for the options. The receipt of the stock and options, and receipt of compensation for the RMG stock, was approved by the Audit Committee.

Application to Specific Subsidiaries. As of the date of this proxy statement, U.S. Energy and Crested, and their officers, certain of their directors, and their employees, own stock and options to buy stock in the subsidiaries shown below. Information about SGMI is presented above.

•
U.S. Moly Corp. (“USMC”) has issued options to purchase a total of 3,080,000 shares of common stock, at an exercise price of $0.25 per share, to officers, directors and employees of U.S. Energy and Crested. All these options have a 10 year life and vest at the rate of 20% for 5 years. USMC also issued 955,000 shares of its common stock to officers, directors and employees of U.S. Energy. Officers as of the date of this report own a total of 440,000 of these shares. The combined percentage ownership of U.S. Energy and Crested is 90%, one half to each. USMC has not yet commenced operations.

The value to officers and directors of the USMC options and stock presently is not determinable (USMC is a private entity and has not started mining and processing operations). U.S. Energy and Crested have not determined whether, or when, the molybdenum property may be transferred into USMC.

•
U.S. Energy and Crested organized InterWest, Inc. in April 2006 for real estate development activities, initially focusing on residential multi-unit projects related to the expansion of the energy industry in Wyoming. InterWest became active in fourth quarter 2006. Employees (including U.S. Energy directors) own 4.4% of InterWest outstanding stock, and 48.7% is held by each of U.S. Energy and Crested; all shares were issued for $0.001 cash per share.

The value to officers and directors of the InterWest stock presently is not determinable (InterWest is a private entity and has one development property which has not yet not started construction).

•
U.S. Energy and Crested have signed a merger agreement for U.S. Energy to acquire the shares of Crested (approximately 29%) not owned by U.S. Energy. If this agreement is approved by the minority shareholders (and the other conditions to completing the merger are satisfied), U.S. Energy will issue a total of 2,802,481 shares. The officers (and a recently retired officer, Daniel P. Svilar, recently retired director Don Anderson, and the estate of John L. Larsen) and directors of U.S. Energy will receive a total of 267,766 U.S. Energy shares for the Crested shares they now own (and will own when they exercise their Crested options). Most of these 267,766 shares will be issued in exchange for the Crested stock underlying the Crested options they hold on 1.37 million shares (granted in June 2005 under an incentive stock option plan (a total of 1.7 million shares) approved by the Crested shareholders in 2004. These U.S. Energy shares will be issued using the same exchange ratio (1 U.S. Energy share for every 2 Crested shares) as will be applied to the unaffiliated Crested shareholders, based on the difference between the option exercise price ($1.71) and Crested’s $2.32 market price at December 21, 2006. The Crested option plan will be amended to allow for exercise of options by cashless exercise, and if the merger is to be consummated, immediately prior to that date, the Crested options will be so exercised. Such amendment would cover the qualified as well as the nonqualifed Crested options. The equity ownership in Crested by officers, directors and employees of U.S. Energy will not be changed, as a result of the merger, other than by the foregoing amendment to the Crested option plan.

In addition, the U.S. Energy Board of Directors intends to advise the independent directors of Crested to consider whether USE and Crested should amend the merger agreement to provide that if the merger is consummated, then Crested would (immediately prior to completing the merger by filings with the Secretaries of State of Colorado and Wyoming) pay the income taxes which would be owed by those persons who exercise (by cashless method) their Crested options which are nonqualified (the “Crested NSOs”).

The amount of tax which would be owed by such persons will depend on the market prices for USE and Crested stock when the merger is closed. If the merger agreement is so amended, assuming market prices for USE of $4.74 and Crested of $2.32, the total income tax which would be paid by Crested for all such persons would be approximately $256,300; such persons include the officers and directors in service to USE, a retired USE director (Don C. Anderson); a recently-retired USE and Crested officer (Daniel P. Svilar); and the estate of a deceased former USE and Crested officer and director (John L. Larsen). Further to the Compensation Committee’s objective of compensating current officers with equity to further motivate them to stay in service, the Compensation Committee has recommended (and the USE Board of Directors has mandated) that all of the officers of USE sign lockup agreements not to sell (until retirement, death or disability) any of the USE stock they receive in exchange for the Crested stock they receive on cashless exercise of the Crested NSOs, and, for Steven R. Youngbauer, those shares he would receive on cashless exercise of his qualified options (even though he will not recognize income on exercise of such options). If the Crested independent directors do not approve such an amendment to the merger agreement, USE may pay such taxes itself following approval of the merger agreement, but only following USE shareholder approval thereof. We are not soliciting a USE shareholder vote on this matter at the 2007 annual meeting.

The foregoing matter relating to Crested’s payment of personal income taxes related to the cashless exercise of the Crested NSOs, and the no sale agreements, IF THE MERGER AGREEMENT IS AMENDED, will be set forth in the proxy statement/prospectus which will be presented to the minority Crested shareholders in connection with their vote on the proposed merger.

The terms of the merger agreement as in place to date, involving the Crested options, and the ownership of many of those options by U.S. Energy officers and directors, were negotiated and approved by independent committees of directors of U.S. Energy and Crested.

•
U.S. Energy and Crested Corp. (its 70.9% owned subsidiary) conduct most activities through their equally-owned joint venture USECC. From time to time U.S. Energy advances funds to or makes payments on behalf of the joint venture, which creates intercompany debt. These advances are approved by management and the Board of Directors from time to time, and ratified by the Audit Committee. Crested owed U.S. Energy $13,277,200 at December 31, 2006.

Proposal 3: Increase the number of shares issuable under the 2001 Incentive Stock Option Plan

The Board of Directors seeks shareholder approval to increase the number of shares issuable on exercise of options under the 2001 ISOP, from the current 20% of outstanding shares, up to 25% of outstanding shares.

If Proposal 3 is approved, then for subsidiaries which may be formed in the future, the Compensation Committee will consider providing equity incentives to employees and executives by issuing stock options in U.S. Energy. The purpose would be to centralize all equity incentive compensation at the parent company level, and preserve, for all shareholders of the parent U.S. Energy, the long-term value which may be realized from the subsidiaries’ businesses.

Also, if Proposal 3 is approved, the Compensation Committee intends to consider the possibility of replacing the individuals’ equity ownership in U.S. Moly Corp. (shares and options), and Inter West, Inc. (shares only), with options to buy shares of U.S. Energy. Any such parent company options would be issued pursuant to the 2001 ISOP with exercise prices set at the grant dates. The Compensation Committee has not determined the number of shares which might be covered by the additional options, or when or to whom such options might be granted.

Proposal 4: Amend the Forfeitable Stock Compensation Plan to Permit Early Release of Forfeitable Shares and Allow the Company to Pay Taxes for the Recipients

Background.

Also on May 2, 2007, U.S. Energy Corp., with the approval of its board of directors upon the recommendation of the compensation committee, paid a total of $624,300 in taxes owed by officers and employees, upon the release to them on May 2, 2007 by U.S. Energy Corp., of a total of 177,600 forfeitable shares of common stock of U.S. Energy Corp. and 2,460 dividend shares, for a total release of 180,060 shares.

These shares had been issued under the Forfeitable Stock Compensation Plan (a compensation arrangement, which was active for a few years in the 1990s but not reduced to a formal written plan). In the 1990s, U.S. Energy Corp. issued forfeitable shares of common stock to employees, officers and directors, as bonus compensation for extraordinary work by them in selling the uranium claims then held by USE on Green Mountain, Wyoming, to Kennecott, for $15 million cash paid to USE and Crested and a $50 million work commitment (by which Kennecott was to earn a 50% interest in the claims). The shares are subject to forfeiture should the employee terminate his or her employment prior to retirement, under the USE retirement criteria, permanent disability or death. Upon release from such forfeiture conditions, the individuals recognize income and are subject to taxes then due. Another 2,460 shares were issued as part of a share dividend declared by the company and paid to all common stock shareholders.

These shares had been issued to individuals in the early 1990s, and have been consistently recorded at issue dates on the books as compensation expense. The stock was held by the company, and recognition of income by the recipients was deferred pending vesting upon end of service due to retirement, disability, or death. It has been the intention of the Board of Directors, for many years, for the company to pay the tax which would have to be paid by the individuals, when the shares were released, but only when the company had the funds to pay the tax.

Since 1990, certain employees have retired and received the shares, and they agreed to pay the taxes due. Some other employees left service for other reasons and their shares were forfeited back to USE. Tax laws and other regulations have become more stringent, and as a result, USE’s policy changed whereby USE has not released shares upon cessation of service (due only to retirement, disability or death) until the entire tax due has actually been paid. This policy was followed for the estate of John L. Larsen, and for a recently-retired officer Daniel P. Svilar.

May 2007 Release of Forfeitable Shares and Payment of Tax

On May 2, 2007, the Board of Directors amended the Forfeitable Stock Compensation Plan, subject to shareholder approval, to allow release of the shares (fully vested) as of May 2, 2007. Due to the company’s current enhanced cash position, the Board of Directors determined it was time to honor the commitment made to the individuals to pay the taxes they would owe upon release of the shares. Accordingly, the company agreed to pay (and did pay) the taxes to the IRS in the total amount of $624,300, calculated on the market price of the shares when the Board of Directors amended the plan.

The amounts paid on behalf of current affiliates of the company were $29,700 (Keith G. Larsen); $276,300 (Harold F. Herron); and $261,900 (Robert Scott Lorimer). Also in connection with the payment of such taxes for the individuals, U.S. Energy Corp. reimbursed the estate of John L Larsen for $213,800 of taxes recently paid by the estate upon release of forfeitable shares to the estate following Mr. Larsen’s passing in September 2006; and reimbursed Daniel P. Svilar $162,300 for taxes he paid following release of forfeitable shares to him upon his retirement in January 2007. The Compensation Committee believed this reimbursement was appropriate

The amendment of the plan was approved by the full Board of Directors, upon the recommendation of the Compensation Committee, but subject to ratification by shareholders.

Shareholder Ratification.

Actual delivery of the share certificates held in the vault to persons now in service, and the company’s payment of the taxes on behalf of the recipients, is subject to ratification by the shareholders at the 2007 Annual Meeting, of the amendment to the plan to allow release of the forfeitable shares to the officers and other employees, prior to end of service due to retirement, disability or death, and the payment to the IRS by the company, on behalf of the individuals, of the taxes owed by the individuals as a result of the release of the shares. Such ratification, if granted by the shareholders, also will permit the company to finalize the reimbursement of the amounts paid to the estate of John L. Larsen and Daniel P. Svilar, as well as the reimbursement of approximately $23,000 paid to former director Don C. Anderson upon his retirement in January 2007 (to pay the taxes he owed as result of the delivery of his forfeitable shares to him in January 2007).

Certificates for the shares have not been delivered to the individuals now in service. If the shareholders grant ratification, the certificates will be delivered to the individuals who are now in service, and the shares will be voted by the individuals (instead of the current arrangement, by which the forfeitable shares are voted by the outside directors).

If the shareholders do not give their ratification, then the certificates in those individuals’ names will be retained by the company and remain forfeitable, and the company will seek either a refund from the IRS or pursue a credit from the IRS for future taxes the company will owe.

If ratification is not obtained, the prior delivery of the certificates for the shares issued to the estate of John L. Larsen, Daniel P. Svilar, and Don C. Anderson will not be affected, but those individuals will be asked to refund, to the company, the tax reimbursements they have already received.

Proposal 5: Amend the 1998 Incentive Stock Option Plan

No more options will be issued under the 1998 Incentive Stock Option Plan. There are qualified options to purchase 154,346 shares at prices between $2.00 and $2.875 per share which will expire from the present through September 25, 2008. There also are outstanding nonqualifed options to purchase 255,981 shares, within the same range of prices and expiring during the same time frame. Of these options, 197,827 are held by current officers, 25,000 by current directors, and 187,500 by retired or deceased officers and directors.

The holders of the nonqualified options will, under IRS regulations, have to recognize income and pay tax on the income, upon exercise of the options, equal to the difference between market price and exercise price. The full Board of Directors has approved an amendment to the 1998 ISOP, subject to shareholder ratification at the 2007 Annual Meeting, to pay for each individuals tax that they will owe if they exercise the nonqualified options.. This tax payment for each exercisor will be conditioned on each exercisor who is a current officer or director signing a lockup agreement by which disposition of the shares so acquired will be prohibited until cessation of service due to retirement, disability, or death.

The lockup feature is appropriate, in the view of the Compensation Committee, as an incentive for the individuals to stay in service. The lockup agreement will not apply to retired officers or the estate of deceased directors or officers, but taxes would be paid for them (currently Daniel P. Svilar and the estate of John L. Larsen, for a total for these two persons of $176,900).

If this amendment is approved, the tax cost to the company will depend on how many options are exercised and prevailing market prices. Assuming a market price of $5.50 per share, the total tax cost would be approximately $374,500.

Proposal 6: Ratification of the Appointment of Independent Auditors

The Board of Directors seeks shareholder ratification of the board's appointment of Moss Adams LLP, Seattle, Washington, certified public accountants, to act as the auditors of our financial statements for the year ending December 31, 2007. The Audit Committee has recommended that the board retain this auditing firm; the audit partners of the prior firm (Epstein, Weber & Conover, PLC, who audited our financial statements for 2004 and 2005, and has merged into Moss Adams) now are partners of Moss Adams. Because of the merger, Moss Adams audited our financial statements for 2006. The board has not determined what action, if any, would be taken should the appointment of Moss Adams not be ratified at the meeting.

Principal Accounting Fees and Services

	Year Ending December 31
	2006	2005
Audit fees (1)	$123,000	$125,400
Audit related fees (2)	$8,400	$6,500
Tax fees (3)	$-	$-
All other fees (4)	$-	$-
	$131,400	$131,900

(1)
Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the Securities and Exchange Commission ("SEC"). These numbers are on a consolidated basis. Of the 2006 amount Crested paid $30,100.

(2)
For assurance and related services that were reasonably related to the performance of the audit or review of the financial statements, which fees are not included in the Audit Fees category. Crested paid $3,000 of the amount paid in 2006.

(3)	For tax compliance, tax advice, and tax planning services, relating to federal and state tax returns as necessary.

(4)	For services in respect of other reports required to be filed by the SEC and other agencies.

The Audit Committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services have been provided pursuant to pre-approval policies and procedures, established by the Audit Committee. These pre-approval policies and procedures are detailed as to the category of service and the Audit Committee is kept informed of each service provided. These policies and procedures, and the work performed pursuant thereto, do not include any delegation to management of the Audit Committee's responsibilities under the Securities Exchange Act of 1934.

This approval process was used with respect to the engagement of Epstein Weber & Conover for the audit of the 2006 financial statements and related services for the quarterly reviews in 2006.

The percentage of services provided for Audit-Related Fees, Tax Fees and All Other Fees for 2006 (and 2005), all provided pursuant to the Audit Committee’s pre-approval policies and procedures, were: Audit-Related Fees 100% (100%); Tax Fees 0% (0%); and All Other Fees 0% (0% ).

Relationship with Independent Accountants

Moss Adams LLP has audited the Company's financial statements for the twelve months ended December 31, 2006. A representative will be present at the meeting in person or by telephone to respond to appropriate questions, and will be provided the opportunity to make a statement at the meeting. There have been no disagreements between the Company and Moss Adams concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of that firm.

Copies of Our Form 10-K

Promptly upon receiving a request from any shareholder, without charge we will send to the requester a copy of our Annual Report on Form 10-K for the twelve months ended December 31, 2006, with exhibits, as filed with the Securities and Exchange Commission. Please address your request to Steven R. Youngbauer, Secretary, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501. You also may call or fax him at T 307.856.9271, F 307.857.3050.

Exhibit Index

Exhibit No. Description of Exhibit
99.1 Audit Committee Charter
99.2 Certification by Audit Committee
99.3 Nominating Committee Charter

PROXY U.S. ENERGY CORP.PROXY

KNOW ALL PERSONS: That the undersigned shareholder of U.S. Energy Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. Keith G. Larsen and Harold F. Herron, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's Offices at 877 North 8th West, Riverton, Wyoming 82501 on Friday, June 22, 2007 at 10:00 a.m., local time, or at any adjournments thereof upon the following:

THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THIS CARD; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

The Board of Directors Recommends You Vote in Favor of the Nominees, Amending the 2001 Stock Compensation Plan, Amending the 2001 Incentive Stock Option Plan, Amending the Forfeitable Stock Compensation Plan, Amending the 1998 Incentive Stock Option Plan and the Selection of Independent Auditors.

If you wish to vote on all matters as the Board of Director recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes below.

INSTRUCTION: Mark only one box for each line item.

1. Election of Directors:

⁬ FOR the nominee  ⁬ ABSTAIN
Mark J. Larsen ____  Mark J. Larsen ____

⁬ FOR the nominee  ⁬ ABSTAIN
Harold F. Herron ____  Harold F. Herron ____

⁬ FOR the nominee  ⁬ ABSTAIN
Allen S. Winters ____  Allen S. Winters ____

⁬ FOR the nominee  ⁬ ABSTAIN
Michael T. Anderson ____  Michael T. Anderson ____

IN THE VOTING FOR DIRECTORS, YOU HAVE THE OPTION: To vote for some nominees(s), but abstain from voting for other nominee(s). To do so, (1) check the FOR box, and (2) draw a line through the name of the nominee(s) you want to abstain from. To abstain from voting for all nominees, check the ABSTAIN box and do not draw a line through any name.
OR,
To vote for nominees by cumulating your votes, follow these steps: (1) check the FOR box; (2) multiply the number of shares you hold times 4; and (3) print the number of votes you want to cast on the line next to the nominee(s) you want to vote for, and draw a line through the nominee(s) you do not want to vote for. You may cast your votes for one nominee, or you may distribute your votes among the nominees as you wish. The total votes cast must equal the total number of shares you hold, multiplied by 4.

2.	Amendment of the 2001 Stock Compensation Plan to Extend its Term to 2018, and Increase the Number of Shares Issuable each Year to a Total of 100,000 Shares:

⁬ FOR the amendment ⁬ AGAINST the amendment ⁬ ABSTAIN

3.
Amendment of the 2001 Incentive Stock Option Plan to Increase the Number of Shares of Common Stock Issuable on Exercise of Options, to Always Be a Number Equal to 25% of the Issued and Outstanding Shares of Common Stock:

⁬ FOR  ⁬ AGAINST  ⁬ ABSTAIN

4.	Amendment of the Forfeitable Stock Compensation Plan to Permit Early Release of Forfeitable Shares and Payment of Income Taxes:

⁬ FOR  ⁬ AGAINST  ⁬ ABSTAIN

5. Amendment of the 1998 Incentive Stock Option Plan to Permit Payment of Income Taxes:

⁬ FOR  ⁬ AGAINST  ⁬ ABSTAIN

6.	Ratification of appointment of Moss Adams LLP as independent auditors for the current fiscal year:

⁬ FOR the appointment ⁬ AGAINST the appointment ⁬ ABSTAIN

7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

PROXY U.S. ENERGY CORP.PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS PROVIDED ON THE REVERSE SIDE.

Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

(Sign on this line - joint holders may sign appropriately)

é                                ù
                                        (Date)                (Number of Shares)
PLEASE NOTE: Please sign, date and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.
Please check if you are planning to attend the meeting ࿇

ë                                û              If the address on the mailing label is not correct, please provide the correct address in the following space.